Exhibit 99.1

New York Community Bancorp, Inc. Sets 2008 Annual Meeting Date

WESTBURY, N.Y.--(BUSINESS WIRE)--New York Community Bancorp, Inc. (NYSE: NYB) today announced that June 11th has been established as the date of its 2008 Annual Meeting of Shareholders.

Shareholders of record at the close of business on April 16, 2008 will be eligible to receive notice of, and to vote at, the Annual Meeting, which will be held at the Sheraton LaGuardia East Hotel in Flushing, New York, beginning at 10:00 a.m. Eastern Time.

With assets of $30.6 billion, New York Community Bancorp, Inc. is the holding company for New York Community Bank and New York Commercial Bank, and a leading producer of multi-family loans in New York City. The Community Bank has 179 offices in New York City, Long Island, and Westchester County in New York, and Essex, Hudson, Mercer, Middlesex, Monmouth, Ocean, and Union counties in New Jersey, and is the fourth largest thrift depository in its marketplace. The Community Bank currently operates its branches through ten local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, Ironbound Bank, First Savings Bank of New Jersey, Penn Federal Savings Bank, Synergy Bank, and Garden State Community Bank. New York Commercial Bank has 38 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 19 that operate under the name Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director of Investor Relations